UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2015

Breeze-Eastern Corporation

(Exact Name of Small Business Issuer as Specified in Its Charter)

Delaware	001-07872	95-4062211
(State or Other Jurisdiction of Incorporation of Organization)	(Commission File Number)	(IRS Employer Identification Number)

35 Melanie Lane Whippany, New Jersey	07981
(Address of Principal Executive Offices)	(Zip Code)

(973) 602-1001

Registrant’s telephone number, including area code:

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e)

Breeze-Eastern Corporation (the “Company”) announces the appointment of Mark M. McMillin as General Counsel and Corporate Secretary of the Company, effective August 24, 2015. Mr. McMillin will be replacing James D. Cashel as the Company’s prior General Counsel and Corporate Secretary (Mr. Cashel voluntarily resigned his position with the Company on June 26, 2015 to pursue other interests).

Mr. McMillin, age 61, most recently served as General Counsel for AAR Airlift Group, Inc., a provider of expeditionary airlift, specialized aircraft modifications, and other products and services for government and defense customers, from September 2012 to August 2015. Prior to joining AAR Airlift Group, Mr. McMillin was the General Counsel and Corporate Secretary for Global Aviation Holdings, Inc. a publically-traded holding company for three Part 121 charter air carriers: World Airways, North American Airlines and American Trans Air (ATA) from 2005 to 2011 (having previously served as Assistant General Counsel for Global’s predecessor, World Air Holdings, Inc., from December 2003 to May 2005). Prior his positon with Global, Mr. McMillin served as General Counsel for different companies in telecommunications, computer and chemicals. There are no arrangements or understandings between Mr. McMillin and any other persons pursuant to which he was selected as an officer of the Company, and Mr. McMillin does not have any family relationship with any of the Company’s directors or executive officers. Mr. McMillin also has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K.

In connection with Mr. McMillin’s appointment on August 24, 2015, the Company and Mr. McMillin entered into an employment offer letter (the “Offer Letter”), which provides that as General Counsel and Corporate Secretary, Mr. McMillin will receive an annual base salary of $200,000, and an annual target bonus opportunity of up to 45% of his base salary pursuant to the Company’s incentive compensation plan. In addition, the Offer Letter provides that Mr. McMillin will receive an award of stock options to purchase 50,000 shares of the Company’s common stock pursuant to the 2012 Incentive Compensation Plan. An option to purchase 6,250 shares will be immediately exercisable, and the option to purchase the remaining 43,750 shares will vest in installments of 6,250 shares based upon whether the average closing price of our common stock over a thirty-day period exceeds certain pre-determined thresholds within certain timeframes over a minimum period of thirty-seven months.

If Mr. McMillin’s employment is terminated by the Company without cause at any time after the first ninety days of employment, he will be entitled to receive severance pay equal to six month’s base salary, exclusive of bonuses, and the continuation of employee benefits for the same period. In the event of a change in control and termination or resignation for good reason in connection therewith within twenty-four months of the change in control, Mr. McMillin will be entitled to receive a cash payment equal to one years’ base salary and the average of any bonuses for the prior two years (or one year if he has not yet received two bonuses).

The above summary description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed with this Current Report on Form 8-K:

No.	Description

10.1	Offer Letter by and between the Registrant and Mark M. McMillin dated July 31, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BREEZE-EASTERN CORPORATION

Dated: August 26, 2015	/s/ Serge Dupuis
Serge Dupuis
Chief Financial Officer and Treasurer